Exhibit 99.1

FOR IMMEDIATE RELEASE	Media:	Investor Relations:
November 4, 2022	Gary Chapman	Ivan Marcuse
The Woodlands, TX	(281) 719-4324	(281) 719-4637
NYSE: HUN

Huntsman Announces Third Quarter 2022 Earnings;

Repurchased over $750 million of Shares in First Nine Months of 2022

Third Quarter Highlights

•	Third quarter 2022 net income of $115 million compared to net income of $225 million in the prior year period; third quarter 2022 diluted earnings per share of $0.50 compared to diluted earnings per share of $0.94 in the prior year period.

•	Third quarter 2022 adjusted net income of $141 million compared to adjusted net income of $226 million in the prior year period; third quarter 2022 adjusted diluted earnings per share of $0.71 compared to adjusted diluted earnings per share of $1.02 in the prior year period.

•	Third quarter 2022 adjusted EBITDA of $271 million compared to adjusted EBITDA of $349 million in the prior year period.

•	Third quarter 2022 net cash provided by operating activities from continuing operations was $285 million. Free cash flow from continuing operations was $228 million for the third quarter 2022 compared to free cash flow from continuing operations of $106 million in the prior year period.

•	Repurchased approximately 8.9 million shares for approximately $251 million in the third quarter 2022.

•	On August 9, 2022 Huntsman announced it entered into a definitive agreement to sell its Textile Effects division for a total enterprise value of $718 million, which includes the assumption of approximately $125 million in net underfunded liabilities as of December 31, 2021. The Textile Effects division is now reported as discontinued operations on the income and cash flow statements and held for sale on the balance sheet.

•	Expands cost improvement initiatives to $280 million to address the European energy crisis and the Company’s long-term competitiveness in the region.

	Three months ended		Nine months ended
	September 30,		September 30,
In millions, except per share amounts	2022	2021	2022	2021
Revenues	$2,011	$2,097	$6,373	$5,558
Net income	$115	$225	$597	$497
Adjusted net income (1)	$141	$226	$628	$531
Diluted income per share	$0.50	$0.94	$2.66	$2.02
Adjusted diluted income per share(1)	$0.71	$1.02	$3.03	$2.39
Adjusted EBITDA(1)	$271	$349	$1,068	$919
Net cash provided by operating activities from continuing operations	$285	$179	$595	$182
Free cash flow from continuing operations(2)	$228	$106	$409	$(59)

See end of press release for footnote explanations and reconciliations of non-GAAP measures.

THE WOODLANDS, Texas – Huntsman Corporation (NYSE: HUN) today reported third quarter 2022 results with revenues of $2,011 million, net income of $115 million, adjusted net income of $141 million and adjusted EBITDA of $271 million.

Peter R. Huntsman, Chairman, President, and CEO, commented:

“Third quarter adjusted EBITDA was within our updated guidance and we delivered strong free cash flow. During the quarter, we announced an agreement to sell our Textile Effects division for a total enterprise value of $718 million. We also continued repurchasing shares and have now repurchased more than $750 million of Huntsman stock this year as we track towards our previously announced target of $1 billion for the full year. Likewise, our cost reduction plans continue to move apace and have already reached an annual run rate of approximately $160 million of the $240 million we expect to achieve by the end of 2023.

"The global business environment has become increasingly difficult with growth slowing across many of our end markets. Specifically in Europe, the inflationary impact from record high energy prices combined with declining demand is pressuring our European facilities and margins in ways no one anticipated. We believe that stability will eventually return, but a ‘new normal’ will not include favorable energy prices and competitiveness the EU once enjoyed. To mitigate these market conditions, in the short term, we have significantly reduced our production rates to reflect this new reality of slower European demand and higher costs and, to address the longer term issues in Europe, we are committing to further realign our cost structure above and beyond our previously announced cost optimization programs with additional restructuring in Europe.

“Specifically, we have identified an incremental $40 million of costs as we realign our business services and production facilities around these new market realities. These changes respond to the new market realities, allowing us to compete more effectively, have a stronger financial return, and provide customers better reliability and service. These cost improvement initiatives have already started, and we will continue to review our business structure and manufacturing footprint for additional opportunities. We expect this initial $40 million of business restructuring to be completed by the end of 2023.”

Segment Analysis for 3Q22 Compared to 3Q21

Polyurethanes

The decrease in revenues in our Polyurethanes segment for the three months ended September 30, 2022 compared to the same period of 2021 was primarily due to lower sales volumes and the negative impact of weaker major international currencies against the U.S. dollar, partially offset by higher MDI average selling prices. Sales volumes decreased primarily due to lower demand, particularly in our European and construction markets. The decrease in segment adjusted EBITDA was primarily due to lower sales volumes, lower MDI margins in Europe and Asia, the negative impact of weaker major international currencies against the U.S. dollar and lower equity earnings from our minority-owned joint venture in China, partially offset by higher MDI margins in the Americas and lower fixed costs.

Performance Products

The increase in revenues in our Performance Products segment for the three months ended September 30, 2022 compared to the same period of 2021 was primarily due to higher average selling prices, partially offset by lower sales volumes. Average selling prices increased primarily due to commercial excellence programs and in response to an increase in raw material costs. Sales volumes decreased primarily due to a shift in business strategy as well as lower demand, particularly in Europe. The increase in segment adjusted EBITDA was primarily due to increased revenues and margins, partially offset by higher costs.

Advanced Materials

The increase in revenues in our Advanced Materials segment for the three months ended September 30, 2022 compared to the same period of 2021 was primarily due to higher average selling prices, partially offset by lower sales volumes. Average selling prices increased largely in response to higher raw material, energy and logistics costs as well as improved sales mix. Sales volumes decreased primarily due to deselection of lower margin business. The increase in segment adjusted EBITDA was primarily due to higher sales prices and improved sales mix.

Corporate, LIFO and other

For the three months ended September 30, 2022, adjusted EBITDA from Corporate and other was a loss of $35 million as compared to a loss of $48 million for the same period of 2021.

Liquidity and Capital Resources

During the three months ended September 30, 2022, our free cash flow from continuing operations was $228 million as compared to $106 million in the same period of 2021. As of September 30, 2022, we had approximately $1.9 billion of combined cash and unused borrowing capacity.

During the three months ended September 30, 2022, we spent $57 million on capital expenditures for continuing operations as compared to $73 million in the same period of 2021. For 2022, we expect to spend approximately $280 million on capital expenditures for continuing operations.

Income Taxes

In the third quarter of 2022, both our effective tax rate and our adjusted effective tax rate was 21%. We expect our 2022 adjusted effective tax rate to be approximately 22% to 24%.

Earnings Conference Call Information

We will hold a conference call to discuss our third quarter 2022 financial results on Friday, November 4, 2022 at 8:00 a.m. ET.

Webcast link: https://event.choruscall.com/mediaframe/webcast.html?webcastid=Wb0ErzBk

Participant dial-in numbers:

Domestic callers:	(877) 402-8037
International callers:	(201) 378-4913

The conference call will be accompanied by presentation slides that will be accessible via the webcast link and Huntsman’s investor relations website, www.huntsman.com/investors. Upon conclusion of the call, the webcast replay will be accessible via Huntsman’s website.

Upcoming Conferences

During the fourth quarter 2022, a member of management is expected to present at:

Morgan Stanley Investor Conference on November 9, 2022

Citi Investor Conference on November 29, 2022

A webcast of the presentation, if applicable, along with accompanying materials will be available at www.huntsman.com/investors.

Table 1 – Results of Operations

	Three months ended		Nine months ended
	September 30,		September 30,
In millions, except per share amounts	2022	2021	2022	2021
Revenues	$2,011	$2,097	$6,373	$5,558
Cost of goods sold	1,662	1,660	5,017	4,397
Gross profit	349	437	1,356	1,161
Operating expenses, net	199	208	621	597
Restructuring, impairment and plant closing costs (credits)	12	(1)	36	34
Operating income	138	230	699	530
Interest expense, net	(16)	(15)	(46)	(52)
Equity in income of investment in unconsolidated affiliates	21	34	55	118
Fair value adjustments to Venator investment, net	(7)	(3)	(9)	(28)
Loss on early extinguishment of debt	-	-	-	(27)
Other income, net	10	7	23	21
Income from continuing operations before income taxes	146	253	722	562
Income tax expense	(30)	(34)	(155)	(101)
Income from continuing operations	116	219	567	461
(Loss) income from discontinued operations, net of tax(3)	(1)	6	30	36
Net income	115	225	597	497
Net income attributable to noncontrolling interests, net of tax	(15)	(16)	(46)	(49)
Net income attributable to Huntsman Corporation	$100	$209	$551	$448

Adjusted EBITDA(1)	$271	$349	$1,068	$919
Adjusted net income (1)	$141	$226	$628	$531

Basic income per share	$0.51	$0.95	$2.69	$2.03
Diluted income per share	$0.50	$0.94	$2.66	$2.02
Adjusted diluted income per share(1)	$0.71	$1.02	$3.03	$2.39

Common share information:
Basic weighted average shares	198	219	205	220
Diluted weighted average shares	199	221	207	222
Diluted shares for adjusted diluted income per share	199	221	207	222

See end of press release for footnote explanations.

Table 2 – Results of Operations by Segment

	Three months ended			Nine months ended
	September 30,		Better /	September 30,		Better /
In millions	2022	2021	(Worse)	2022	2021	(Worse)
Segment Revenues:
Polyurethanes	$1,257	$1,403	(10)%	$3,996	$3,626	10%
Performance Products	434	399	9%	1,406	1,075	31%
Advanced Materials	328	304	8%	999	881	13%
Total Reportable Segments' Revenue	2,019	2,106	(4)%	6,401	5,582	15%

Intersegment Eliminations	(8)	(9)	n/m	(28)	(24)	n/m
Total Revenues	$2,011	$2,097	(4)%	$6,373	$5,558	15%

Segment Adjusted EBITDA(1):
Polyurethanes	$138	$246	(44)%	$591	$661	(11)%
Performance Products	110	103	7%	408	254	61%
Advanced Materials	58	48	21%	192	150	28%
Total Reportable Segments' Adjusted EBITDA(1)	306	397	(23)%	1,191	1,065	12%

Corporate, LIFO and other	(35)	(48)	27%	(123)	(146)	16%
Total Adjusted EBITDA(1)	$271	$349	(22)%	$1,068	$919	16%

n/m = not meaningful

See end of press release for footnote explanations.

Table 3 – Factors Impacting Sales Revenue

	Three months ended
	September 30, 2022 vs. 2021
	Average Selling Price(a)
	Local	Exchange	Sales Mix	Sales
	Currency	Rate	& Other	Volume(b)	Total
Polyurethanes	12%	(5)%	(1)%	(16)%	(10)%
Performance Products	23%	(4)%	3%	(13)%	9%
Advanced Materials	16%	(7)%	15%	(16)%	8%

	Nine months ended
	September 30, 2022 vs. 2021
	Average Selling Price(a)
	Local	Exchange	Sales Mix	Sales
	Currency	Rate	& Other	Volume(b)	Total
Polyurethanes	21%	(4)%	(1)%	(6)%	10%
Performance Products	34%	(3)%	4%	(4)%	31%
Advanced Materials	19%	(5)%	16%	(17)%	13%

(a) Excludes sales from tolling arrangements, by-products and raw materials.

(b) Excludes sales from by-products and raw materials.

Table 4 – Reconciliation of U.S. GAAP to Non-GAAP Measures

			Income Tax				Diluted Income
	EBITDA		Expense		Net Income		Per Share
	Three months ended		Three months ended		Three months ended		Three months ended
	September 30,		September 30,		September 30,		September 30,
In millions, except per share amounts	2022	2021	2022	2021	2022	2021	2022	2021
Net income	$115	$225			$115	$225	$0.58	$1.02
Net income attributable to noncontrolling interests	(15)	(16)			(15)	(16)	(0.08)	(0.07)
Net income attributable to Huntsman Corporation	100	209			100	209	0.50	0.94
Interest expense from continuing operations	16	15
Income tax expense from continuing operations	30	34	$(30)	$(34)
Income tax expense from discontinued operations(3)	7	9
Depreciation and amortization from continuing operations	72	68
Depreciation and amortization from discontinued operations(3)	3	4
Business acquisition and integration expenses and purchase accounting inventory adjustments	1	5	(1)	(2)	-	3	-	0.01
Costs associated with the Albemarle Settlement, net	1	-	(1)	-	-	-	-	-
EBITDA / Income from discontinued operations, net of tax(3)	(9)	(19)	N/A	N/A	1	(6)	0.01	(0.03)
Loss on sale of businesses/assets	16	-	(4)	-	12	-	0.06	-
Income from transition services arrangements	-	(2)	-	-	-	(2)	-	(0.01)
Fair value adjustments to Venator Investment	7	3	-	-	7	3	0.04	0.01
Certain legal and other settlements and related expenses	1	-	(1)	-	-	-	-	-
Certain non-recurring information technology project implementation costs	1	2	-	-	1	2	0.01	0.01
Amortization of pension and postretirement actuarial losses	10	19	(2)	(4)	8	15	0.04	0.07
Restructuring, impairment and plant closing and transition costs	14	-	(3)	-	11	-	0.06	-
Plant incident remediation costs	1	2	-	-	1	2	0.01	0.01
Adjusted(1)	$271	$349	$(42)	$(40)	$141	$226	$0.71	$1.02

Adjusted income tax expense (benefit)(1)					$42	$40
Net income attributable to noncontrolling interests, net of tax					15	16
Adjusted pre-tax income (1)					$198	$282
Adjusted effective tax rate(4)					21%	14%
Effective tax rate					21%	13%

			Income Tax				Diluted Income
	EBITDA		Expense		Net Income		Per Share
	Nine months ended		Nine months ended		Nine months ended		Nine months ended
	September 30,		September 30,		September 30,		September 30,
In millions, except per share amounts	2022	2021	2022	2021	2022	2021	2022	2021
Net income	$597	$497			$597	$497	$2.88	$2.24
Net income attributable to noncontrolling interests	(46)	(49)			(46)	(49)	(0.22)	(0.22)
Net income attributable to Huntsman Corporation	551	448			551	448	2.66	2.02
Interest expense from continuing operations	46	52
Income tax expense from continuing operations	155	101	$(155)	$(101)
Income tax expense from discontinued operations(3)	14	18
Depreciation and amortization from continuing operations	207	205
Depreciation and amortization from discontinued operations(3)	11	14
Business acquisition and integration expenses and purchase accounting inventory adjustments	11	19	(3)	(4)	8	15	0.04	0.07
Costs associated with the Albemarle Settlement, net	3	-	(1)	-	2	-	0.01	-
EBITDA / Income from discontinued operations, net of tax(3)	(55)	(68)	N/A	N/A	(30)	(36)	(0.14)	(0.16)
Loss (gain) on sale of businesses/assets	27	(30)	(6)	4	21	(26)	0.10	(0.12)
Income from transition services arrangements	(2)	(6)	-	1	(2)	(5)	(0.01)	(0.02)
Fair value adjustments to Venator Investment	9	28	-	-	9	28	0.04	0.13
Loss on early extinguishment of debt	-	27	-	(6)	-	21	-	0.09
Certain legal settlements and related expenses	15	10	(4)	(3)	11	7	0.05	0.03
Certain non-recurring information technology project implementation costs	4	6	(1)	(1)	3	5	0.01	0.02
Amortization of pension and postretirement actuarial losses	32	56	(7)	(13)	25	43	0.12	0.19
Restructuring, impairment and plant closing and transition costs	44	36	(11)	(8)	33	28	0.16	0.13
Plant incident remediation (credits) costs	(4)	3	1	-	(3)	3	(0.01)	0.01
Adjusted(1)	$1,068	$919	$(187)	$(131)	$628	$531	$3.03	$2.39

Adjusted income tax expense(1)					$187	$131
Net income attributable to noncontrolling interests, net of tax					46	49
Adjusted pre-tax income(1)					$861	$711
Adjusted effective tax rate(4)					22%	18%
Effective tax rate					21%	18%

N/A = not applicable

See end of press release for footnote explanations.

Table 5 – Selected Balance Sheet Items

	September 30,	December 31,
In millions	2022	2021
Cash	$515	$1,041
Accounts and notes receivable, net	1,004	1,015
Inventories	1,079	1,038
Receivable associated with the Albemarle Settlement	-	333
Other current assets	115	155
Current assets held for sale	483	346
Property, plant and equipment, net	2,288	2,443
Other noncurrent assets	2,648	2,839
Noncurrent assets held for sale	-	182
Total assets	$8,132	$9,392

Accounts payable	$898	$1,114
Other current liabilities	443	762
Current portion of debt	12	12
Current liabilities held for sale	242	163
Long-term debt	1,476	1,538
Other noncurrent liabilities	1,077	1,093
Noncurrent liabilities held for sale	-	151
Huntsman Corporation stockholders’ equity	3,774	4,378
Noncontrolling interests in subsidiaries	210	181
Total liabilities and equity	$8,132	$9,392

Table 6 – Outstanding Debt

	September 30,	December 31,
In millions	2022	2021
Debt:
Revolving credit facility	$-	$-
Accounts receivable programs	-	-
Senior notes	1,423	1,473
Variable interest entities	38	45
Other debt	27	32
Total debt - excluding affiliates	1,488	1,550

Total cash	515	1,041
Net debt - excluding affiliates(5)	$973	$509

See end of press release for footnote explanations.

Table 7 – Summarized Statement of Cash Flows

	Three months ended		Nine months ended
	September 30,		September 30,
In millions	2022	2021	2022	2021
Total cash at beginning of period	$608	$510	$1,041	$1,593

Net cash provided by operating activities from continuing operations	285	179	595	182
Net cash provided by (used in) operating activities from discontinued operations(3)	3	7	9	(20)
Net cash used in investing activities from continuing operations	(56)	(67)	(176)	(430)
Net cash used in investing activities from discontinued operations(3)	(3)	(3)	(12)	(9)
Net cash used in financing activities	(296)	(118)	(905)	(809)
Effect of exchange rate changes on cash	(26)	(3)	(37)	(2)
Total cash at end of period	$515	$505	$515	$505

Free cash flow from continuing operations(2):
Net cash provided by operating activities from continuing operations	$285	$179	$595	$182
Capital expenditures from continuing operations	(57)	(73)	(186)	(241)
Free cash flow from continuing operations	$228	$106	$409	$(59)

Supplemental cash flow information:
Cash paid for interest	$(8)	$(10)	$(41)	$(57)
Cash paid for income taxes	(17)	(7)	(171)	(83)
Cash paid for restructuring and integration	(18)	(11)	(44)	(28)
Cash paid for pensions	(12)	(17)	(38)	(45)
Depreciation and amortization from continuing operations	72	68	207	205

Change in primary working capital:
Accounts and notes receivable	$69	$(143)	$(60)	$(335)
Inventories	72	(13)	(128)	(270)
Accounts payable	(80)	(1)	(113)	134
Total change in primary working capital	$61	$(157)	$(301)	$(471)

See end of press release for footnote explanations.

Footnotes

(1)	We use adjusted EBITDA to measure the operating performance of our business and for planning and evaluating the performance of our business segments. We provide adjusted net income because we feel it provides meaningful insight for the investment community into the performance of our business. We believe that net income (loss) is the performance measure calculated and presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”) that is most directly comparable to adjusted EBITDA and adjusted net income (loss). Additional information with respect to our use of each of these financial measures follows:

Adjusted EBITDA, adjusted net income (loss) and adjusted diluted income (loss) per share, as used herein, are not necessarily comparable to other similarly titled measures of other companies.

Adjusted EBITDA is computed by eliminating the following from net income (loss): (a) net income attributable to noncontrolling interests, net of tax; (b) interest; (c) income taxes; (d) depreciation and amortization; (e) amortization of pension and postretirement actuarial losses (gains); (f) restructuring, impairment and plant closing costs (credits); and further adjusted for certain other items set forth in the reconciliation of net income (loss) to adjusted EBITDA in Table 4 above.

Adjusted net income (loss) and adjusted diluted income (loss) per share are computed by eliminating the after tax impact of the following items from net income (loss): (a) net income attributable to noncontrolling interest; (b) amortization of pension and postretirement actuarial losses (gains); (c) restructuring, impairment and plant closing costs (credits); and further adjusted for certain other items set forth in the reconciliation of net income (loss) to adjusted net income (loss) in Table 4 above. The income tax impacts, if any, of each adjusting item represent a ratable allocation of the total difference between the unadjusted tax expense and the total adjusted tax expense, computed without consideration of any adjusting items using a with and without approach.

We may disclose forward-looking adjusted EBITDA because we cannot adequately forecast certain items and events that may or may not impact us in the near future, such as business acquisition and integration expenses and purchase accounting inventory adjustments, certain legal and other settlements and related expenses, gains on sale of businesses/assets and certain tax only items, including tax law changes not yet enacted. Each of such adjustment has not yet occurred, is out of our control and/or cannot be reasonably predicted. In our view, our forward-looking adjusted EBITDA represents the forecast net income on our underlying business operations but does not reflect any adjustments related to the items noted above that may occur and can cause our adjusted EBITDA to differ.

(2)	Management internally uses free cash flow measure: (a) to evaluate our liquidity, (b) evaluate strategic investments, (c) plan stock buyback and dividend levels and (d) evaluate our ability to incur and service debt. Free cash flow is defined as net cash provided by operating activities less capital expenditures. Free cash flow is not a defined term under U.S. GAAP, and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures.

(3)	During the third quarter 2022, we entered into an agreement to sell our Textile Effects business, which is now reported as discontinued operations on the income and cash flow statements and held for sale on the balance sheet.

(4)	We believe adjusted effective tax rate provides improved comparability between periods through the exclusion of certain items that management believes are not indicative of the businesses’ operational profitability and that may obscure underlying business results and trends. In our view, effective tax rate is the performance measure calculated and presented in accordance with U.S. GAAP that is most directly comparable to adjusted effective tax rate. The reconciliation of historical adjusted effective tax rate and effective tax rate is set forth in Table 4 above. Please see the reconciliation of our net income to adjusted net income in Table 4for details regarding the tax impacts of our non-GAAP adjustments.

Our forward-looking adjusted effective tax rate is calculated based on our forecast effective tax rate, and the range of our forward-looking adjusted effective tax rate equals the range of our forecast effective tax rate. We disclose forward-looking adjusted effective tax rate because we cannot adequately forecast certain items and events that may or may not impact us in the near future, such as business acquisition and integration expenses and purchase accounting inventory adjustments, certain legal and other settlements and related expenses, gains on sale of businesses/assets and certain tax only items, including tax law changes not yet enacted. Each of such adjustment has not yet occurred, is out of our control and/or cannot be reasonably predicted. In our view, our forward-looking adjusted effective tax rate represents the forecast effective tax rate on our underlying business operations but does not reflect any adjustments related to the items noted above that may occur and can cause our effective tax rate to differ.

(5)	Net debt is a measure we use to monitor how much debt we have after taking into account our total cash. We use it as an indicator of our overall financial position, and calculate it by taking our total debt, including the current portion, and subtracting total cash.

About Huntsman:

Huntsman Corporation is a publicly traded global manufacturer and marketer of differentiated and specialty chemicals with 2021 revenues of approximately $8 billion. Our chemical products number in the thousands and are sold worldwide to manufacturers serving a broad and diverse range of consumer and industrial end markets. We operate more than 70 manufacturing, R&D and operations facilities in approximately 30 countries and employ approximately 9,000 associates within our four distinct business divisions. For more information about Huntsman, please visit the company's website at www.huntsman.com.

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Forward-Looking Statements:

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, divestitures or strategic transactions, including the review of the Textile Effects Division, business trends and any other information that is not historical information. When used in this press release, the words "estimates," "expects," "anticipates," "likely," "projects," "outlook," "plans," "intends," "believes," "forecasts," or future or conditional verbs, such as "will," "should," "could" or "may," and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements, including, without limitation, management's examination of historical operating trends and data, are based upon our current expectations and various assumptions and beliefs. In particular, such forward-looking statements are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the Company's operations, markets, products, prices and other factors as discussed in the Company's filings with the Securities and Exchange Commission (the "SEC"). Significant risks and uncertainties may relate to, but are not limited to, increased energy costs in Europe, inflation and resulting monetary tightening in the US, geopolitical instability, ongoing impact of COVID-19 on our operations and financial results, volatile global economic conditions, cyclical and volatile product markets, disruptions in production at manufacturing facilities, timing of proposed transactions including the sale of our Textile Effects business, reorganization or restructuring of the Company's operations, including any delay of, or other negative developments affecting the ability to implement cost reductions and manufacturing optimization improvements in the Company's businesses and to realize anticipated cost savings, and other financial, operational, economic, competitive, environmental, political, legal, regulatory and technological factors. Any forward-looking statement should be considered in light of the risks set forth under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2021, which may be supplemented by other risks and uncertainties disclosed in any subsequent reports filed or furnished by the Company from time to time. All forward-looking statements apply only as of the date made. Except as required by law, the Company undertakes no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.